Exhibit 21.1

List of Subsidiaries of Registrant Eos Petro, Inc.

Wholly-owned subsidiaries of Eos Petro, Inc.:

1.           Eos Global Petro, Inc., incorporated in Delaware

2.           Eos Petro Australia Pty Ltd., incorporated in Australia

90% owned subsidiaries of Eos Petro, Inc.

1.           Plethora Buy Out and Gas Limited, incorporated in Ghana

Wholly-owned subsidiaries of Eos Global Petro, Inc.

1.           Plethora Energy, Inc., incorporated in Delaware

90% owned subsidiaries of Eos Global Petro, Inc.

1.           EOS Atlantic Oil & Gas Ltd., incorporated in Ghana